Exhibit (p)(5)

Allianz Global Investors Singapore Limited

Code of Ethics

3.2 Code of Ethics

Incorporating Personal Securities Transactions Policy

An AllianzGI AP Company’s reputation for integrity and ethics is one of our most important assets. In order to safeguard this reputation, we believe it is essential not only to comply with relevant laws and regulations but also to maintain high standards of personal and professional conduct at all times. This Code of Ethics is designed to ensure that our conduct is at all times consistent with these standards, with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

The basic principles underlying this Code are as follows:

•	We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

•	Even if our clients are not harmed, we cannot take inappropriate advantage of information we learn through our position as fiduciaries.

•	We must take care to avoid even the appearance of impropriety in our personal actions.

The Code of Ethics contains detailed rules concerning personal securities transactions and other issues in order to prevent and detect inappropriate personal trading practices and activities by Covered Persons. The restrictions on personal trading are stringent because they address both insider trading prohibitions and the fiduciary duty to place the interests of our Clients ahead of personal investment interests. The rules regarding personal securities transactions that are contained in this Policy are designed to address or mitigate potential conflicts of interest and to minimize any potential appearance of impropriety.

This Code sets forth the general principles that will apply even when the specific rules do not address a specific situation or are unclear or potentially inapplicable.

Although this Code provides guidance with respect to many common types of situations, please remember that this Code cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict of interest, or an appearance of impropriety. Whether or not a specific provision of this Code applies, each person subject to this Code must conduct his or her activities in accordance with the general principles embodied in this Code, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Technical compliance with the procedures incorporated in this Code will not insulate actions that contravene your duties to AllianzGI AP Company and its clients from scrutiny and, in some cases, liability. Each person subject to this Code should consider whether a particular action might give rise to an appearance of impropriety, even if the action itself is consistent with the person’s duties to AllianzGI AP Company and its clients. Therefore, to protect yourself and the firm, please be alert for the potential for conflicts of interest, and please consult the Compliance Department whenever questions arise concerning the application of this Code to a particular situation. To assist with this process, all Covered Persons will be required to complete a Conflicts Disclosure and Certification Form annually together with your Annual Certification of Compliance (both forms found on the AllianzGI AP Intranet).

3.2.1 Introduction

Each AllianzGI AP Company and its employees owe fiduciary duties to their clients under the laws of the jurisdiction where they operate and certain other relevant jurisdictions. These fiduciary duties require each of us to place the interests of our clients ahead of our own interests in all circumstances. Due to the special nature of some of our clients, special rules may also apply in some circumstances. These rules are discussed in more detail below.

An integral part of our fiduciary duty is the obligation to avoid conflicts of interest.6 As a basic principle, you may not use your position, or information you learn at AllianzGI AP Company, so as to create a conflict or the appearance of a conflict between your personal interests and those of AllianzGI AP Company or any AllianzGI AP Company client. A conflict of interest (or the appearance of a conflict of interest) can arise even if there is no financial loss to AllianzGI AP Company or to any AllianzGI AP Company client, and regardless of the motivation of the employee7 involved.

[6]	As used in this Code of Ethics, “Conflict of Interest” includes any conduct that is prohibited by relevant laws, regulations and rules.
[7]	The term “employee” as used in the Code with respect to the provisions and requirements regarding Personal Trading shall mean all persons subject to the Code as contemplated in Part 3.2.2.

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The potential for conflicts of interest is apparent with respect to personal securities transactions, but conflicts of interest can arise in a variety of situations. Some of the more common examples are described in this Code. The rules contained in this Code are designed to minimize conflicts of interest and to avoid potential appearances of impropriety. As a result, all employees and members of their immediate families are required to adhere carefully to the elements of the Code of Ethics that are applicable to them. Compliance with this Code is a condition of employment. The sanctions that may result from violations of this Code, which can include fines and/or dismissal, are outlined below.

Compliance with this Code is the responsibility of each employee. Compliance Department administers and assists employees to interpret this Code and Compliance Committee both approves any amendments and reviews all exceptions. Amendments to this Code and its specific provisions and requirements may be made by the majority approval of the Compliance Committee, if necessary by holding an ad hoc meeting and by getting majority approval of the Compliance Committee members by email and/or telephone. If you have questions about whether a conflict of interest exists in a particular situation, or if you have questions relating to the requirements of this Code, please contact the Compliance Department. Also, if you believe that you have violated any of the requirements in this Code, you should contact the Compliance Department immediately.

Industry standards pertaining to matters such as personal securities trading can change over time, and AllianzGI AP Company is committed to maintaining high ethical standards for itself and its employees. Therefore, AllianzGI AP Company reserves the right to change any or all of the requirements of the Code of Ethics from time to time, as AllianzGI AP Company deems necessary or appropriate. The Compliance Committee also reserves the right, when in its judgment particular circumstances warrant, to impose more stringent requirements on particular employees or on all employees generally, or to grant exceptions to the requirements of this Code in circumstances in which it believes an exception is warranted.

3.2.2 Persons Covered by the Code of Ethics

Except as approved by the Compliance Committee, this Code of Ethics applies to all categories of Covered Persons. You must be familiar with the applicable personal trading, pre-clearance, reporting and certification requirements set forth in this Policy and must be careful to conduct your personal securities trading in accordance with all requirements of this Policy.

It is important to note that the personal trading and reporting policies and requirements in this Policy generally apply to securities with respect to which you have or will acquire beneficial ownership, which you may have either directly, or indirectly, including through holdings of certain other individuals (such as members of your immediate family sharing the same household and other individuals for whom you provide significant economic support) or holdings in certain trusts for which you serve as trustee or settlor or in various vehicles or accounts (such as a general or limited partnership for which you serve as a general partner, a limited liability company for which you serve as a manager,-member, or your 401(k), defined contribution retirement account or individual retirement account). The determination of whether you have beneficial ownership of a particular security can be complicated, and you should consult the Compliance Department if you have any questions.

Different requirements and limitations on Covered Persons are based on their activities and roles within AllianzGI AP Company. Covered Persons are assigned one of the following categories as defined in this Manual:

•	Access Person

•	Investment Person

•	Non-Access Person

Please note your category under this Policy may change if your position within AllianzGI AP Company changes or if you are transferred to another department or AllianzGI AP Company. You will be notified in the event that your category changes. If you have any questions regarding your category, please contact the Compliance Department.

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Provided that in the event any of the above persons are also covered by the RCM Asia Pacific Code of Ethics, compliance with the RCM Asia Pacific Code of Ethics will be considered sufficient and separate compliance with this Code of Ethics shall not be required.

Reportable Accounts – Accounts Required to be Reported

The following personal accounts are required to be reported to the Compliance Department: (i) upon hire; (ii) upon a change in your category from Non-Access Person to Access Person or Investment Person; (iii) at the time a new account is opened; and (iv) annually:

1.	Accounts in the name of, or for the direct or indirect benefit of:

(a)	You; or

(b)	Your “Closely Connected Persons” including the following:

(1)	spouse / domestic partner

(2)	minor children / minor step-children

(3)	any other person to whom you provide significant financial support, as well as to transactions in any other account over which you exercise investment discretion or trading authority, regardless of beneficial ownership

2.	Accounts that have the ability to hold Reportable Securities, even if the account currently only holds Exempt Securities.

Example: If you have a pension plan with a prior employer that includes an Affiliated Open-End Mutual Fund as an investment option, the account is required to be reported regardless of whether you hold that particular Fund in your account.

If you are unsure whether an account is required to be reported, please contact the Compliance Department for guidance.

Every employee should take reasonable steps to ensure that Closely Connected Persons as described above do not deal for their own account in a manner which would infringe these rules.

Although persons who are not mentioned above are not required to comply with the pre-clearance and other procedures contained in this Code, you should ensure that such persons are not taking improper advantage of information that they may receive from you regarding the activity or holdings of AllianzGI AP Company clients. In addition, it would be a violation of this Code and potentially a violation of the Insider Trading Policy for any AllianzGI AP Company employee to arrange for a friend or relative to trade in a security in which that AllianzGI AP Company employee would be precluded from trading for his or her own account. It may also be a violation of this Code or the Insider Trading Policy for an AllianzGI AP Company to give information about the activity or holdings of AllianzGI AP Company clients to any person for the purpose of facilitating securities trading by that person.

3.2.3 Rules Relating to Personal Securities Transactions

Personal securities trading by investment management personnel has come under intensive scrutiny over the last several years, and certain regulators have pursued several highly publicized enforcement actions. Most regulators have published reports and established standards regarding personal securities trading by the staffs of investment management firms. In addition, some have also published guidelines that apply to personal securities trading by AllianzGI AP Company personnel. As a result, all AllianzGI AP Company employees should be careful to conduct their personal securities transactions in accordance with all of the requirements of this Code.

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3.2.3.1 Accounts and Transactions Covered by the Code of Ethics

3.2.3.1.1 General Rule

All types of accounts and transactions are subject to the Code of Ethics unless specifically exempted, either within this Code or on a case by case basis by the Compliance Department.

3.2.3.1.2 Beneficial Interest

The provisions in this Code concerning reporting and prior approval cover all transactions in securities in which you (or Closely Connected Persons to you) have a direct or indirect beneficial interest. The terms “beneficial interest” or “beneficial ownership” are defined in relevant securities laws and include more than an ordinary ownership interest. Because beneficial interest can be interpreted very broadly, if you have any question concerning whether you have a beneficial interest in a security you should contact the AllianzGI AP Company Compliance Department. However, in general, you may be deemed to have beneficial ownership under any of the following circumstances:

a.	You have the power to sell or transfer the security or you have the power to direct the sale or transfer;

b.	You have the power to vote the security or the power to direct the vote;

c.	You have an economic interest in the security; or

d.	You have the right to acquire, within 60 days, the power to sell, the power to vote, or an economic interest in the security.

3.2.3.1.3 Third Party Accounts

Situations sometimes arise in which you have beneficial ownership over a particular account, but where in reality you do not exercise direct or indirect influence or control over that account, and where you provide no investment advice with respect to the investment decisions made with respect to that account. These accounts are referred to in this Code as “Third Party Accounts”. An AllianzGI AP Company employee, with the prior approval of the Compliance Department, may be exempted from pre-clearance with respect to transactions in a Third Party Account if certain conditions are met.

If you have a Third Party Account, and if you feel that compliance with the pre-clearance and/or reporting obligations would be so unduly burdensome as to warrant an exception, please first seek written approval of your supervisor. After you have received your supervisor’s written approval, please approach the Compliance Department to apply for a waiver. Determinations as to whether to grant a waiver from this Code will be made on a case-by-case basis. Depending on all of the facts and circumstances, additional requirements may be imposed, as deemed necessary or appropriate. Notwithstanding this limited exception, AllianzGI AP Company reserves the right at any time, in its discretion, to require reports of securities transactions in any Third Party Account for any time period and otherwise to modify or revoke a Third Party Account exception that has been granted.

3.2.3.2 General Rules Regarding Personal Securities Trading

You and your Closely Connected Persons8 must conduct your personal securities trading in a manner that does not give rise to either a conflict of interest, or the appearance of a conflict of interest, with the interests of any AllianzGI AP Company client. Please bear in mind that, if a conflict of interest arises, you may be frozen in, or prohibited from trading securities in which you have an existing position. Any losses suffered due to compliance with the requirements of this Code are the employee’s sole responsibility. Each employee should evaluate this risk before engaging in any personal securities transaction.

The rules regarding personal securities transactions that are contained in this Code are designed to address potential conflicts of interests and to minimize any potential appearance of impropriety. These rules include the following:

•	Pre-clearance of personal securities transactions

•	Review of duplicate brokerage confirmations and statements

[8]	This Code of Ethics frequently describes the responsibilities of employees. However all references to employees are intended to include their Closely Connected Person. See Section 3.2.2 for details.

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•	Prohibition on personal securities transactions during a “blackout period” before and after client trades

•	Ban on short-term trading profits

•	Regular reporting of personal securities transactions

•	Securities Holdings Reports, upon employment and annually thereafter.

Certain types of securities and transactions are exempt from pre-clearance, holding periods, blackout periods or reporting requirements, as described below. The details regarding each of the rules with respect to personal securities transactions are discussed in greater detail below.

3.2.3.3 Excessive Trading in Open-End Mutual Funds

Excessive trading9 in open-end mutual funds for which AllianzGI AP Company serves as the adviser or sub-adviser is strictly prohibited. Such activity can raise transaction costs for the funds, disrupt the fund’s stated portfolio management strategy, require a fund to maintain an elevated cash position, and result in lost opportunity costs and forced liquidations. Excessive trading in open-end mutual funds can also result in unwanted taxable capital gains for fund shareholders and reduce the fund’s long-term performance.

3.2.3.4 The Pre-Clearance Process

As noted above, in order to avoid conflicts of interest, Access Persons and Investment Persons (and their Closely Connected Persons) are required to obtain pre-clearance of purchases and sales of all publicly or privately held securities (including limited partnership interests and derivative instruments) that are or would be beneficially owned by its employees. This pre- clearance requirement is intended to protect both AllianzGI AP Company and its employees from even the potential appearance of impropriety with respect to any employee personal trading activity. Whether or not you pre-clear a personal security transaction, if it is later determined that AllianzGI AP Company was buying or selling that security (or other securities of the same issuer, or related derivative securities) for one or more clients on that day, you may be required to cancel, liquidate or otherwise unwind your trade without further explanation.

The pre-clearance requirement applies to all securities and “equivalent securities” which means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the value of the underlying security, or similar securities with a price derived from the value of the underlying security. Specific exceptions to the pre-clearance requirement are listed below. If you have any doubt as to whether the pre-clearance requirement applies to a particular transaction, please check with the Compliance Department before entering into that transaction.

The pre-clearance requirement is satisfied when the Compliance Department confirms to the employee that their request to purchase or sell a security has been granted after the appropriate Personal Securities Transaction Pre-Clearance Form (found on the AllianzGI AP Intranet) has been completed. AllianzGI AP Company and all employees must treat the pre-clearance process as confidential and not disclose any information except as required by law or for appropriate business purposes.

Please remember that pre-clearance is not automatically granted for every trade. For example, if AllianzGI AP Company is considering the purchase of a security in client accounts, or if an order to effect transactions in a security for one or more client accounts is open (or unfilled) on the trading desk, pre-clearance will be denied; without further explanation, until AllianzGI AP Company is no longer considering the purchase or sale of the security, or the order is filled or withdrawn, and until the applicable blackout period has ended.

[9]	Excessive trading will be determined by the Compliance Committee from time to time in its sole discretion. However, no employee may engage in roundtrip transactions that are in excess of a fund’s stated policy as disclosed in its prospectus. One roundtrip transaction is typically a purchase, a sale and then a subsequent repurchase of the same mutual fund.

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In addition, please remember that any pre-clearance approval given is only valid until the close of business (in the market in which you intend to trade) on the day that it was granted, with the exception of limit orders. You may not change the trade date, and you may not materially increase the size of your order or limit price, without obtaining a new pre-clearance. You may, however, decrease the size of your trade without obtaining a new pre-clearance. Moreover, you need not place an order for which you have obtained pre-clearance. If you choose not to place that order, however, you must obtain a new pre-clearance if you change your mind on a later date and wish to then enter the order.

Failure to obtain appropriate pre-clearance for personal security transactions is a serious breach of AllianzGI AP Company rules. Employees are responsible for compliance with this Code by their Closely Connected Persons. If you fail to obtain pre-clearance, or if your personal transaction in a particular security is executed within the applicable blackout period, you may be required to cancel, liquidate, or otherwise unwind that transaction. In such event, you will be required to bear any loss that occurs, and any resulting profit must be donated to a charity specified by AllianzGI AP Company (with suitable evidence of such donation provided to AllianzGI AP Company) or forfeited to AllianzGI AP Company, in AllianzGI AP Company’s discretion.

All violations of the pre-clearance requirement will be reported to Compliance Committee and, when appropriate, to the applicable clients to which AllianzGI AP Company serves as the adviser or sub adviser. Violations may subject you to disciplinary action, up to and including dismissal. The disciplinary action taken will depend on all of the facts and circumstances.

In addition, all violations of this Code will be reported to your supervisor for their consideration during annual performance appraisal process. Violations may result in a reduction of your overall performance rating.

Required Approval

For proposed transactions in securities (i.e. common stocks, preferred stocks, securities convertible into common or preferred stock, warrants and options on common or preferred stocks, or on convertible securities, corporate debt securities, government securities, municipal debt securities, and other types of debt securities or options or futures on these types of securities), the Compliance Department will first check whether there are outstanding trades in the same stock or security not yet executed or executed trades within the applicable blackout period. The Compliance Department will then need to receive the approval of the Chief Investment Officer or one of two such further senior members of the investment department as identified by the Compliance Committee from time to time. For this purpose, the Chief Investment Officer or such further senior member of the investment department as identified by the Compliance Committee from time to time (as the case may be) may approve the proposed transaction before it is executed, or review a report capturing the pre-cleared trades and grant approval if they believe that AllianzGI AP Company will not effect a transaction in the subject security during the applicable blackout period. In case it is believed that AllianzGI AP Company may effect a transaction in the subject security during the applicable blackout period, the Chief Investment Officer or such delegated senior member will deny the proposed transaction if it has not been executed yet, or you will be required to cancel or unwind the trade and/ or disgorge any profits arising from such trade if it has been executed.

No person may pre-clear for himself or herself.

The Compliance Department will retain documentation evidencing who pre-cleared each employee transaction.

Trading Date

You must initiate all trading instructions on the date that you obtained your pre-clearance approval up to the close of business in the market in which you intend to trade, after which the approval will expire. If for some reason you cannot initiate trade instructions on that date, you must resubmit your pre-clearance request to the Compliance Department before you trade.

Ordinarily, the date on which you initiate your trade instructions should be the date on which the trade is actually executed. However, there are several exceptions to this general rule. The first involves limit, good-till-cancelled (“GTC”), and stop-loss orders. For purposes of the Code of Ethics, the trading date for a limit, GTC or a stop-loss order is the date on which you give the

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order to your broker, not the date on which the order is finally executed in accordance with your instructions. Therefore, if your limit, GTC or stop-loss order is entered with the broker in accordance with the pre-clearance requirements and consistent with the applicable blackout period, the subsequent execution of that trade will satisfy the requirements of the Code of Ethics, even if AllianzGI AP Company subsequently enters trades for client accounts that are executed on the same day as your limit, GTC or stop-loss order is executed. Limit, GTC and stop-loss orders are discussed in greater detail below.

Another exception involves instructions issued by mail. For example, you may subscribe to a limited partnership by mailing in a check and a subscription form. Or you may issue instructions to purchase additional shares through a dividend reinvestment program by mailing a check to the transfer agent. In such cases, the date on which you mail the instruction is treated as the trading date for purposes of the Code of Ethics, unless you modify or cancel the instructions prior to the actual trade. And, for purposes of the applicable blackout period, the date of your trade will be deemed to be the date on which your instructions were mailed, not the date on which the trade was executed.

In some cases, you may place an order for securities where the proposed trading date has not yet been established by the seller or issuer. In such cases, you should indicate, when you are requesting pre-clearance approval, that the trading date will be the date on which the seller or issuer finalizes the trade. However, if the trade is part of a secondary public offering of securities, such trades must not conflict with AllianzGI AP Company client trades. Therefore, if AllianzGI AP Company subsequently places an order for those securities on behalf of client accounts, you will be required to cancel or unwind your trade.

3.2.3.5 Special Situations

From time to time, a variety of special situations can arise with respect to personal securities transactions. Based on our experience, the Code of Ethics has been tailored to accommodate the particular circumstances that may arise, and to create detailed rules that should apply in these special situations. These special situations fall into two broad categories: special types of securities, and special types of transactions.

3.2.3.5.1 Special Types of Securities

Personal securities transactions in certain types of instruments are not covered by some or all of the requirements of the Code of Ethics. A description of these instruments and requirements is set forth below. If you have any doubt as to whether transactions in a particular type of instrument must be pre-cleared, please check with the Compliance Department before the transaction.

a.	Securities Exempt from Pre-clearance and Reporting

You do not need to pre-clear or report transactions in the following types of securities (“Exempt Securities”):

•	Shares of unaffiliated open-end mutual funds (Caution: Shares of Affiliated Open- End Mutual Funds are not Exempt Securities, such as funds sponsored or advised/ sub-advised by AllianzGI or PIMCO.)

•	Shares of money market funds INCLUDING funds sponsored by Allianz Global Investors and its affiliates and those open-end mutual funds advised or sub advised by AllianzGI AP Company or its affiliates.

•	Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

•	Direct obligations for the Government of the United States, such as Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds.

•	Physical commodities and related derivatives, such as gold futures.

Similarly, this Policy does not apply to trades in derivatives based on any of the above securities

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b.	Pre-clearance Exemptions

You do not need to pre-clear transactions in the following types of securities (“Reportable Securities”), but you do, subject to the below, need to report them on your personal securities transactions report and initial and annual holdings reports:

•	Shares of registered open-end mutual funds sponsored by Allianz Global Investors or its affiliates and those open-end mutual funds advised or sub advised by AllianzGI AP Company or its affiliates including funds sponsored or /advised/ sub-advised by PIMCO.

•	Instruments issued by governments (Note: Instruments issued by the U.S. Government are Exempt Securities and are not subject to pre-clearance or reporting).

•	Transactions in Securities made in an account that is fully managed by a third party. Refer to the section “Third Party Accounts”.

•	Purchases of securities by exercise of rights issued to the holders of a class of securities pro rata, to the extent they are issued with respect to securities of which you have beneficial ownership.

•	Acquisitions or dispositions of securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to holders of a class of securities of which you have beneficial ownership.

•	The automatic exercise or liquidation by an exchange of an in-the-money derivative instrument upon expiration, the delivery of securities pursuant to a written option that is exercised against you and the assignment of options.

•	The transfer of securities between accounts.

•	Gifts of securities received.

•	Purchases or sales of unaffiliated ETFs.

Caution: Purchases or sales of Affiliated ETFs are not deemed to be Reportable Securities, pre-clearance is required.

Note: Reportable Securities are subject to a ban on short-term trading profits as described in the section “Ban on Short-Term Trading Profits”, with the exception of (i) securities in Third Party Account provided that it is fully managed by a third party and you do not have discretion to buy or sell the securities; and (ii) Unaffiliated ETFs.

If the Compliance Department is satisfied that it otherwise has in its records relevant information with respect to trades in shares of registered open-end mutual funds sponsored by Allianz Global Investors and its affiliates and/or with respect to trades in shares of Allianz SE via Employee Share Purchase Plan accounts, it may, by way of communication to affected employees, waive content otherwise required in the personal securities transactions report.

c.	Affiliated ETFs, Open-End and Closed-End Funds

Access Persons and Investment Persons are subject to a 30-day holding period with respect to all active purchases of Affiliated ETFs and Affiliated Funds10, including any

[10]	In addition, Covered Persons may not engage in transactions that are in violation of an Affiliated Open-End Mutual Fund’s stated policy as disclosed in its prospectus and statement of additional information. This includes excessive trading in Affiliated Open-End Mutual Funds which is strictly prohibited. Please refer to the respective Fund’s disclosure documents for further information.

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open-end or closed-end mutual funds. You may not sell an Affiliated ETF or an Affiliated Fund prior to 30 calendar days from its purchase, regardless of whether the sale is at a profit or at a loss. If the purchase of an Affiliated ETF or an Affiliated Fund is considered to be made on day 1, day 31 is the first day a sale of the Affiliated ETF or the Affiliated Fund may be made. This holding restriction does not apply to automatic payroll contributions to your retirement plans or automatic reinvestments of dividends, income or interest received from the Fund. The 30-day holding period begins on the day of your last purchase of any applicable Fund (e.g., Last In, First Out or “LIFO” accounting method).

All transactions in these funds must be executed in an investment account that has been disclosed to AllianzGI AP Company. Staff are responsible for checking that funds into which they invest are not sponsored by an Allianz Global Investors affiliate. Funds managed by an AllianzGI AP Company will be listed on the AllianzGI AP Intranet or may be confirmed by Compliance or Regional Product Development. You must report all such transactions on your personal securities transaction report and report all such holdings on your initial and annual holdings report.

While open-end mutual funds advised or sub-advised by AllianzGI or its affiliates do not require pre-clearance approval, closed-end mutual funds managed by AllianzGI or its affiliates do.

d.	Derivative Instruments

The same rules that apply to other securities apply to derivative instruments, such as options, futures, and options on futures. If the instrument underlying a derivative instrument is an instrument to which the requirements of the Code of Ethics would otherwise apply, you must satisfy the same pre-clearance procedures as if you were trading in the underlying instrument itself. Therefore, as an example, you must pre-clear transactions in options on securities, other than options and futures on Exempt Securities.

AllianzGI AP Company employees should remember that trading in derivative instruments involves special risks. Derivative instruments ordinarily have greater volatility than the underlying securities. Furthermore, if AllianzGI AP Company is trading in the underlying security on behalf of clients, you may be precluded from closing your position in a derivative instrument for a period of time, and as a result you may incur a significant loss. Such a loss would be solely your responsibility, and you should evaluate that risk prior to engaging in a transaction with respect to any derivative instrument.

In addition, derivative securities ordinarily expire at a stated time. If AllianzGI AP Company is trading in the underlying security on behalf of clients around the time of expiration, you will be unable to sell that derivative instrument at that time, unless you have given your broker, in advance, a standing instruction to close out all profitable derivatives positions on the expiration date without any further instruction from you. In such an event, you must either (a) in the case of stock options, exercise the option on the expiration date (the exercise of an option is not subject to the requirements of the Code of Ethics), or (b) allow the derivative security to expire, subject to the usual rules of the exchange on which that instrument is traded.11

If you choose to exercise a stock option on expiration, you do not need to request pre-clearance approval from the Compliance Department. Please remember, however, that you may be required to make a substantial payment in order to exercise an option, and you must comply with the usual pre-clearance process in order to sell (or buy) the underlying security so acquired (or sold). When you request pre-clearance approval from the Compliance Department for the underlying security, please notify the Compliance Department through email that the securities in question were acquired through the exercise of an option at expiration.

[11]	In some cases, derivative instruments that are “in the money” will be automatically cashed out on expiration without any instruction from the holder of that security. Any action that is taken without instruction on your part does not require pre-clearance under the Code of Ethics.

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e.	Limited and General Partnership Interests

The requirements of the Code of Ethics, including the pre-clearance requirements, apply to the acquisition of limited and general partnership interests. Once you have obtained pre-clearance to acquire a general or a limited partnership interest in a particular partnership, you are not required to pre-clear mandatory capital calls that are made to all partners thereafter. However, you are required to pre-clear capital calls that are not mandatory, and you should report such acquisitions on your report of securities transactions and on your initial and annual statements of securities holdings.

3.2.3.5.2 Special Types of Transactions

Special rules apply to certain types of transactions under the Code of Ethics. In some cases (such as non-volitional trades), you may engage in these transactions without obtaining pre-clearance. In other cases (such as private placements) the rules that apply to these transactions are more stringent than the usual rules. These special types of transactions, and the rules that apply to them, are as follows:

a.	Private Placements

Acquisition of securities in a private placement is covered by the Code of Ethics and must be pre-cleared by the Compliance Department. Participation in a private placement will be promptly reported to your Department Head.

Approval will not be given if:

•	The investment opportunity is suitable for Clients;

•	The opportunity to invest has been offered to you solely by virtue of your position; or

•	The opportunity to invest could be considered a favor or gift designed to influence your judgment in the performance of your job duties or as compensation for services rendered to the issuer.

Note: You must provide documentation supporting your investment in the Private Placement to the Compliance Department upon completion of your investment. You must also notify the Compliance Department if there are any changes in the circumstances of your Private Placement investment (e.g., liquidation or dissolution of the company). Additional contributions to an existing Private Placement must be pre-cleared as a new Private Placement investment. For IPOs stemming from an existing Private Placement, refer to the section “Public Offerings”.

If you are an Investment Person and you have acquired beneficial ownership of securities in a Private Placement, you must disclose your investment when you play a part in any consideration of an investment by a client in the issuer of the securities, and any decision to make such an investment must be independently reviewed by the CIO or a portfolio manager who does not have beneficial ownership of any securities of the issuer.

b.	Limit, GTC and Stop Loss Orders

AllianzGI AP Company employees are permitted to use limit, GTC and stop-loss orders for trading purposes. Limit, GTC and stop-loss orders must follow the usual pre-clearance mechanisms for personal securities transactions. In the case of a limit, GTC or a stop-loss order, however, the trading date is the date on which you place the order with your broker, subject to the price instructions that you have given to your broker, even if the trade is ultimately executed on a later date. If the limit, GTC or stop-loss order is not subsequently canceled or modified, but is executed without further instructions on a subsequent date, you do not need to obtain an additional pre-clearance. You should, however, report execution of that transaction on the appropriate personal securities transaction report. In addition, if you change the instructions related to any limit, GTC or stop-loss order (for example, if you change the limit price), you must obtain a new pre-clearance.

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Limit, GTC and stop-loss orders create the potential for AllianzGI AP Company employees to be trading in the same securities, at the same times, as AllianzGI AP Company clients are trading in such securities. Because of this possibility, it is particularly important to be scrupulous about following the procedures regarding limit, GTC and stop-loss orders, and to obtain a new pre-clearance whenever you change the broker’s instructions with respect to a limit, GTC or a stop-loss order. If you follow the appropriate procedures, and if the date on which you place the order does not fall within the applicable “blackout period” described below, you will not be deemed to have violated the Code of Ethics or required to break your trade if your limit order or stop-loss order is executed on the same day as trades in that security are executed on behalf of AllianzGI AP Company clients.

c.	Public Offerings

Public offerings give rise to potential conflicts of interest that are greater than those that are present in other types of personal securities transactions since such offerings are generally only offered to institutional and retail investors who have a relationship with the underwriters involved in the offerings. In order to preclude any possibility of a Covered Person profiting from his/her position with AllianzGI AP Company, the following rules apply to public offerings.

Initial Public Offerings – Equity Securities

You are prohibited from purchasing equity and equity-related securities in IPOs of those securities whether or not the AllianzGI AP Company is participating in the offering on behalf of its client accounts, except that you may participate in a retail tranche of such IPOs if available and subject to pre-clearance approval.

Secondary Offerings – Equity Securities

Subject to pre-clearance approval, you are generally permitted to purchase equity and equity-related securities in secondary offerings of those securities if the AllianzGI AP Company does not hold the security on behalf of its client accounts, and if no portfolio manager of the AllianzGI AP Company wishes to participate in the offering for client accounts.

Debt Offerings

Subject to pre-clearance approval, you are permitted to purchase debt securities in public offerings of those securities, unless the AllianzGI AP Company is participating in that offering on behalf of its client accounts. You cannot participate in any public offering of debt securities if the AllianzGI AP Company is participating in the offering on behalf of its client accounts.

Note: These prohibitions do not apply to investments in public offerings by your spouse, provided the investment pertains to your spouse’s firm of employment. These prohibitions also do not apply to investments in public offerings if such an investment is available to the Covered Person as a result of the Covered Person’s existing investment in a Private Placement. However, any such investments are subject to prior review and approval by the Compliance Department.

d.	Non-Volitional Transactions

The pre-clearance requirements of the Code of Ethics do not apply to transactions as to which you do not exercise investment discretion at the time of the transaction. For example, if a security that you own is called by the issuer of that security, you do not need to pre-clear that transaction, and you may deliver that security without pre-clearance. Similarly, if an option that you have written is exercised against you, you may deliver securities pursuant to that option without pre-clearing that transaction. (If it is necessary to purchase securities in order to deliver them, though, you must pre-clear that purchase transaction.) Likewise, if the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance. Please remember, though, that you must report non-volitional trades on your personal securities transaction report form and initial and annual personal holdings reports.

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e.	Other Special Transactions

Special rules also apply to tender offers, participation in and purchases of securities through dividend reinvestment plans and periodic purchase plans, the receipt of stock dividends, the exercise of options or other rights. If you wish to participate in these plans or transactions (or similar plans or transactions), please contact the Compliance Department.

f.	Gifts of Securities

Gifts of securities fall into two broad categories: (i) gifts of securities made to others; and (ii) gifts of securities received.

Gifts of securities made to others, such as relatives or charities, are treated as a disposition of beneficial ownership, and must be pre-cleared like any other securities transaction prior to transfer of the securities. Of course, given the vagaries of the securities settlement system, it may not be possible to identify with precision the date on which a gift transfer will actually take place. For that reason, AllianzGI AP Company may, in its discretion, waive certain technical violations of the pre-clearance requirement with respect to gifts of securities, if (i) the gift transaction was pre-cleared in advance, but transfer of the securities was delayed beyond the pre-clearance date, and the securities in question were not immediately sold by the transferee, or (ii) if the facts and circumstances warrant.

Gifts of securities received depend on the nature of the gift. In the ordinary case, if you receive securities as a gift, receipt of that gift is non-volitional on your part, and you cannot control the timing of the gift. Therefore, as a practical matter, you are not required to pre-clear receipts of securities in such cases; however, it must be disclosed in the personal securities transaction report form and initial and annual personal holdings reports. Please remember, though, that you cannot use the gift rules to circumvent the pre-clearance requirements.

g.	Restricted/Watch Lists

Access Persons and Investment Persons (and their Closely Connected Persons) are prohibited from trading in any securities by issuers on the AllianzGI Restricted and Watch list if such restrictions apply to personal account dealings.

From time to time, AllianzGI AP Company may place restrictions on personal trading in the securities of a company. Restrictions may be implemented, for example, to enhance an information barrier by preventing the appearance of impropriety in connection with trading, or preventing the use or appearance of the use of inside information.

Access Persons and Investment Persons (and their Closely Connected Persons) are prohibited from personal account trading in the securities of any issuer on the AGI R&W list (please refer to 1.7 on Insider Trading). 3.2.3.6 Blackout Periods

3.2.3.6.1 Blackout Periods

Potential conflicts of interest are of particular concern when an Access Person or Investment Person (and their Closely Connected Persons) buys or sells a particular security at or near the same time as AllianzGI AP Company buys or sells that security or an equivalent security for client accounts. The potential appearance of impropriety in such cases is particularly severe if that Investment Person acts as the portfolio manager for the client accounts in question.

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To reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, the Code of Ethics prohibits employee from trading during a certain period before and after AllianzGI AP Company enters trades on behalf of AllianzGI AP Company clients. The period during which personal securities transactions is prohibited is commonly referred to as a “blackout period.”

The applicable blackout period depends on (i) whether your transaction is classified as a De Minimis transaction as defined below; and (ii) whether you are an Access Person or an Investment Person (and their respective Closely Connected Persons).

“Clients” for purposes of the blackout periods depends on which Clients’ non-public orders, trades and/or portfolio holdings the Access Person or Investment Person has access to. For example, an Access Person or Investment Person may be associated with one or more of the following: (i) the Funds; (ii) Allianz Global Investors Clients.

AllianzGI AP Company recognizes that the application of the blackout period during the period prior to a mutual fund’s or a client’s transactions poses certain procedural difficulties and may result in inadvertent violations of this Code from time to time. Nevertheless, virtually every industry group that has examined the issues surrounding personal securities trading has recommended the imposition of a blackout period. As a result, Covered Persons should consider carefully the potential consequences of the applicable blackout period before engaging in personal securities transactions in securities which AllianzGI AP Company holds, or might consider holding, in client accounts. If your personal securities transaction in a particular security is executed within the applicable blackout period, you may be required to cancel, liquidate or otherwise unwind the transaction and/or disgorge any profits realized in connection with the transaction.

If you have any questions about the application of the blackout periods to a particular situation, please contact the Compliance Department before you submit a trade request.

The blackout periods below apply to both securities and equivalent securities.

Caution: Because of the many variations and complexities of options transactions, you are strongly encouraged to seek guidance from the Compliance Department if you are unsure whether a particular option is deemed to be an Equivalent Security.

De Minimis Transactions

The following types of transactions are defined as “De Minimis Transactions” under this Policy. Such transactions are either highly liquid, present no conflict or present a low-risk conflict with Client transactions. NOTE: De Minimis Transactions are required to be pre-cleared and reported.

1.	Purchases and sales of a security or an equivalent security that, in the aggregate, do not exceed 5,000 shares per day per issuer with a total market capitalization of US$10 billion or greater at the time of investment.

Note: 1 option contract is generally equivalent to 100 shares of the option’s underlying security.

Issuer market capitalization amounts may change from time to time. Accordingly, you may purchase a Security that has a market capitalization of greater than $10 billion only to find out that you cannot sell the security at a later date because the market capitalization has fallen below $10 billion and your trade is during a blackout period in connection with a client trade in the same security or equivalent security. If you are unsure whether a security meets the market capitalization criteria, please contact your local Compliance Department.

2.	Purchases and sales of index options or index futures on an index (regardless of strike price or expiration date) that, in the aggregate, do not exceed 100 contracts per day.

3.	Purchases or sales of fixed-income securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

4.	Purchases or sales of unaffiliated closed-end funds.

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Caution: Purchases or sales of Affiliated Closed-End Funds are not deemed to be De Minimis Transactions.

5.	Purchases or sales of ETNs.

6.	Short sales of any De Minimis Transaction or derivatives of any De Minimis Transaction where the underlying amount of securities controlled is an amount otherwise permitted in this section.

Note: De Minimis Transactions are subject to a ban on short-term trading profits as described in the section “Ban on Short-Term Trading Profits”, with the exception of (i) purchases or sales of index options or index futures; and (ii) purchases or sales of ETNs, and options thereon.

Blackout Periods for Investment Persons

The blackout periods for Investment Persons as described below do not apply to: (i) Exempt Securities; or (ii) the transactions listed under Pre-Clearance Exemptions.

De Minimis Transactions

Investment Persons may not purchase or sell Securities if, on the day of pre-clearance:

(i)	there is a pending buy or sell order in the same Security or an Equivalent Security on behalf of Clients for which the local investment team has discretion; or

(ii)	the same Security or an Equivalent Security is purchased or sold on behalf of Clients for which the local investment team has discretion.

Non-De Minimis Transactions

Investment Persons may not purchase or sell Securities if:

(i)	the same Security or an Equivalent Security has been purchased or sold on behalf of Clients within the 5 business days prior to the day of pre-clearance;

(ii)	there is a pending buy or sell order in the same Security or an Equivalent Security on behalf of Clients on the day of pre-clearance;

(iii)	the same Security or an Equivalent Security is purchased or sold on behalf of Clients on the day of pre-clearance; or

(iv)	the same Security or an Equivalent Security is purchased or sold on behalf of Clients for which the local investment team has discretion, within the 5 business days after the day of pre-clearance.

Summary of Blackout Periods for Investment Persons

Time Period	De Minimis Transactions	Non-De Minimis Transactions
5 Business Days Prior to Day of Pre-Clearance	None	Trades for clients

Day of Pre-Clearance	Orders/Trades for clients for which the local investment team has discretion	Order/Trades for clients

5 Business Days After Day of Pre-Clearance	None	Trades for clients for which the local investment team has discretion

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Blackout Periods for Access Persons (other than Investment Persons)

The blackout periods for Access Persons (other than Investment Persons) as described below do not apply to: (i) Exempt Securities; or (ii) the transactions listed under Pre-Clearance Exemptions.

De Minimis Transactions

Access Persons are not subject to a blackout period for De Minimis Transactions.

Non-De Minimis Transactions

Access Persons may not purchase or sell Securities if, at the time of pre-clearance:

(i)	there is a pending buy or sell order on behalf of Clients in the same Security or an Equivalent Security; or

(ii)	the same Security or an Equivalent Security is purchased or sold on behalf of Clients during the period beginning 5 business days before the day on which the Access Person requests pre-clearance to trade in the Security, and ending on the day the Access Person requests pre-clearance, up until the time of pre-clearance.

Summary of Blackout Periods for Access Persons

Time Period	De Minimis Transactions	Non-De Minimis Transactions
5 Business Days Prior to Day of Pre-Clearance	None	Trades for clients

Day of Pre-Clearance	None	Order/Trades for clients, up until the time of pre-clearance

5 Business Days After Day of Pre-Clearance	None	None

Note: Pre-clearance is required for all securities transactions except the transactions listed under Exempt Securities or Pre-Clearance Exemptions.

3.2.3.6.2 Blackout Periods – Allianz SE and Affiliated Securities

You are prohibited from trading in Allianz SE shares (including ADRs) during certain periods of the year, generally surrounding the release of annual financial statements and quarterly results. This restriction also applies to transactions that completely or in part refer to Allianz SE company shares (or derivatives thereof) which involve the exercise of cash settled options or any kind of rights granted under compensation or incentive programs such as Stock Appreciation Rights (“SARS”), Phantom Stocks or Participation Schemes. Any exercise with direct cash-out payments are equivalent to the outright sale of Allianz SE shares held by you and therefore, would not be permitted during such a blackout period.

Note: The sale of shares from your Allianz ESPP account requires pre-clearance. You are not permitted to sell shares of Allianz SE stock from your Allianz ESPP account during the blackout periods. Please refer to the Compliance tab of the Intranet for the respective blackout periods relating to Allianz SE shares.

3.2.3.6.3 Exemptions from Blackout Periods

Limited Exemption from the Blackout Periods for Liquidations

In certain circumstances where it is not inconsistent with applicable laws and regulations and where the Compliance Committee considers that clients would not be disadvantaged thereby, the Compliance Committee may consider to grant an exemption from applicable “blackout period” for selling up to 5,000 shares of any security, so long as the following requirements are satisfied:

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•	Such transactions may only be executed on dates pre-determined by the Compliance Department. These dates are posted on the AllianzGI AP Intranet.

•	Written notification of such trades must be submitted to the Compliance Department at least 2 weeks prior to the pre-determined trade dates. Written notification must be provided using the relevant form found on the AllianzGI AP Intranet.

•	If your order is not completed by your broker on a pre-determined trade date, you must cancel the remaining uncompleted order.

•	You can only provide notification of up to 6 transactions each calendar year regardless of whether or not the orders are executed.

If you have any questions or doubts about the application of the blackout period to a particular situation, please consult the Compliance Department before you enter a trade.

3.2.3.7 Ban on Short-Term Trading Profits

Frequent personal trading can cause distraction from your job and, in turn, conflict with your fiduciary duty to the clients. Short-term trading involves higher risks of front-running and abuse of confidential information. AllianzGI AP Company employees are prohibited from profiting from the purchase and sale (or in the case of short sales or similar transactions, the sale and purchase) of the same securities within 30 calendar days on a last in first out basis (LIFO).

Example:

Therefore, as an example, if you first purchase 10,000 shares of security X on day 1 (after pre-clearing the transaction), you may sell all 10,000 shares or part of security X on day 31 (again, after obtaining pre-clearance) and retain the profit. If you sell the security on day 30, you will be required to forfeit any profit from that purchase and sale.

If you execute a second purchase say 8,000 shares of security X on day 15 (after pre-clearing the transaction), you can now only sell all 18,000 shares or less of security X on day 46 (again, after obtaining pre-clearance) despite the fact that 10,000 shares were first purchased on day 1. So if you sell any shares on day 31, you will be required to forfeit any profit from that sale. The Compliance Department will not review how long the employee has held each security before granting pre-clearance approval but sample post trade monitoring may be conducted.

Note: Unlike the 30-day holding period for Affiliated ETFs/ Affiliated Funds which requires you to hold the ETF/ Fund for 30 calendar days, you may sell Securities (other than Affiliated ETFs/ Affiliated Funds) at a loss within 30 calendar days (subject to pre-clearance, where applicable) without violating this restriction.

Securities may be repurchased within 30 calendar days of a sale provided there are no additional conflicts with this Policy.

Any short-term trade that violates this restriction may be required to be unwound and/or any profits realized on the transaction may be required to be disgorged.

This prohibition does not apply to the following:

•	Exempt Securities;

•	ETFs or options on ETFs ;

•	ETNs or options on ETNs;

•	Index Options and Index Futures;

•	Transactions listed under Pre-Clearance Exemptions, with the exception of purchases and sales of instruments issued by the governments; or

•	Affiliated Funds .

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If a violation of this prohibition results from a transaction that can be reversed prior to settlement, that transaction should be reversed. The employee is responsible for any cost of reversing the transaction. If reversal is impractical or not feasible, then any profit realized on that transaction must be donated to a charitable organization (with suitable evidence of such donation provided to AllianzGI AP Company) or forfeited to AllianzGI AP Company, in AllianzGI AP Company’s discretion.

In certain instances, you may wish to sell a security within the 30-day holding period and to forfeit any gain that you may have received with respect to that transaction. If that intention is disclosed to the firm, and if you do in fact forfeit any profit that you may have received, a sale within the 30-day period will not be considered a violation of this Code. In addition, you may sell securities at a loss within the 30-day period (subject to pre-clearance if applicable) without violating this Code.

This prohibition may, in many instances, limit the utility of options and futures trading, short sales of securities, and other types of legitimate investment activity. In order to ameliorate the effect of this prohibition, AllianzGI AP Company will allow employees to “tack” holding periods in appropriate circumstances. For example, if you hold an option for 30 days, then exercise the option, and continue to hold the underlying security for 30 days, you will be permitted to “tack” (i.e., add together) the holding period of the option to the holding period of the security held through exercise of the option. Similarly, if you “roll” an option or a future that is due to expire shortly into the same option or future with a longer maturity by selling the expiring instrument and simultaneously buying the longer maturity instrument, you will be permitted to “tack” the holding period of the expiring option or future to the holding period of the longer maturity instrument.

Tacking rules are complex. To avoid situations that may require you to disgorge profits, we recommend consulting the Compliance Department in any instance in which you would seek to “tack” holding periods.

In addition, short-term trading profits may be realized unintentionally, if, for example, the issuer of a particular security calls that security or becomes the subject of a takeover bid. Dividend reinvestment of shares also may inadvertently create short-term trading profits. Exceptions to the prohibition on short-term trading profits will be permitted in cases involving non-volitional trades, but only if no abuse or circumvention of the policy is involved. For example, if you purchase a security that you are aware is the subject of a takeover, you may not be permitted to keep any short-term profit resulting from a subsequent involuntary sale of that security.

Other exceptions from the prohibition against short-term trading profits may be permitted in the discretion of the Compliance Committee when no abuse is involved and when the equities strongly support an exemption (for example, in the case of an unanticipated urgent need to liquidate securities to obtain cash, or where clients do not hold the securities in question).

3.2.3.8 Fiduciary Responsibility to Clients

As noted above, AllianzGI AP Company and its employees have a fiduciary responsibility to AllianzGI AP Company’s clients. We are required to avoid conduct that might be detrimental to their best interests, and we cannot place our own personal interests ahead of those of our clients. We are also required to comply with applicable regulatory or contractual requirements on disclosure of conflict of interests with clients.

In order to fulfill this duty to our clients, AllianzGI AP Company, as a matter of policy, requires its employees to offer all investment opportunities to AllianzGI AP Company’s clients first, subject to specific exemptions made available in this Code, before taking advantage of such opportunities themselves. Therefore, before trading in any security that is not covered by a AllianzGI AP Company analyst, or engaging in a transaction of limited availability, the Compliance Department, as part of the pre-clearance process, will ensure that the research analyst who would follow the security12 (for equity securities) or any senior member of the fixed income manager (for fixed income securities) is aware that you have identified a security or transaction of limited availability that you believe would be a good investment, and will if necessary ask you to explain the basis for your interest in that

[12]	In the event that the research analyst that would follow the security is not available, the Compliance Department will discuss the proposed investment with the Head of Research, or in his or her absence another senior member of the Investment Management Team. Research analysts seeking pre-clearance to purchase any security that they cover or would cover on behalf of AllianzGI, but that they have not recommended for purchase in client accounts, should ensure that it is not detrimental to the interest of AllianzGI AP Company’s clients or seek the approval of the CIO or Head of Research prior to purchasing that security for their own account.

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security. If, after receiving that information, the analyst, fixed income manager does not wish to recommend that security for investment to AllianzGI AP Company clients, you are free to trade, after securing the other necessary pre-approvals. If the analyst or fixed income manager expresses an interest in that security or transaction, however, you must refrain from trading in that security or engaging in that transaction until a decision has been made as to whether to purchase that security for AllianzGI AP Company clients. In some cases, you may be required to refrain from trading for several days, until a decision is made.

We recognize that this policy may make it more difficult for AllianzGI AP Company employees to engage in certain personal securities transactions. Nevertheless, we believe that these rules will enhance the ability of AllianzGI AP Company to fulfill its fiduciary responsibilities to our clients.

3.2.3.9 Technical Compliance Is Not Sufficient

As has been stated previously in this Code, AllianzGI AP Company and its employees are fiduciaries subject to the highest standards of care and must always act in our clients’ best interests. IT IS NOT APPROPRIATE TO RELY ON MERE TECHNICAL COMPLIANCE WITH THE RULES SET OUT IN THIS CODE. Moreover, regulators closely scrutinize personal securities transactions by investment professionals to ensure that they conform to fiduciary principles. As a result you should always remember that we all have an obligation to put our client’s interests ahead of our own in all circumstances.

3.2.3.10 Reporting Personal Securities Transactions

This Code requires three types of reports concerning personal securities transactions. The three types of reports are as follows:

•	Duplicate brokerage confirmations and brokerage statements;

•	Regular (at least annual) reports of transactions; and

•	Initial and Annual Personal Holdings Reports.

Each of these reports is described in greater detail below.

All personal securities transaction reports are retained by AllianzGI AP Company in a personal securities transactions file for each employee. If you would like to review your personal securities transactions file, please contact the Compliance Department.

Each employee’s personal securities transactions file will be kept strictly confidential (although they may be disclosed to or reviewed by Compliance Committee, Regional Compliance, senior management, auditors, regulators, external professional advisers and otherwise at the discretion of the Head of Compliance). Accordingly, access to an employee’s personal securities transactions file will be generally limited to members of the Compliance Department, the Compliance Committee, appropriate AllianzGI AP Company management personnel, and AllianzGI AP Company’s outside advisers. In addition, please remember that AllianzGI AP Company reserves the right, from time to time, to produce personal securities transactions records for examination by regulatory agencies, and may be required to provide them to other persons who are empowered by law or contract to gain access to such materials.

Duplicate Brokerage Confirmations

AllianzGI AP Company verifies compliance with the pre-clearance process by reviewing duplicate brokerage confirmations. Each employee and his or her Closely Connected Persons must instruct each broker-dealer with whom he or she maintains an account and/or consent to such broker-dealer releasing relevant information to the Compliance Department, and with respect to all other accounts as to which the employee and his or her Closely Connected Persons is deemed to have beneficial ownership, to send directly to the Compliance Department a duplicate copy of all transaction confirmations, contract notes and monthly statements generated by that broker-dealer (in such format as acceptable to the Compliance Department) for that account. AllianzGI AP Company treats these documents as confidential. In order to ensure that duplicate brokerage confirmations, contract notes and monthly statements are received for all employee trading accounts, all employees are required to complete a Trading Account Form (found on the AllianzGI AP Intranet) and to submit an updated Trading Account Form within 10 calendar days of an account’s being added or deleted. Employees may be requested to close their account and change their broker-dealer if their existing broker-dealer is unable or unwilling to send duplicate transaction confirmations, contract notes and monthly statements to the Compliance Department. On an annual basis the Compliance Department will ask that you confirm that the list of investment accounts that you have reported remains current.

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You and your Closely Connected Persons must disclose promptly every trading account that you maintain, and every new trading account that you open, to the Compliance Department.

Regular Reports of Transactions

Access Persons of an AllianzGI AP Company must on a regular basis (at least annually) file a Securities Transaction Report (located on the AllianzGI AP Intranet) with the Compliance Department whether or not the employee entered into any personal securities transactions during that period. The reporting process also enables AllianzGI AP Company to double-check that all personal securities transactions have been appropriately pre-cleared and reported to the AllianzGI AP Company.

Access Persons and Investment Persons are required to provide quarterly reports of their personal securities transactions, including the securities transactions executed by their Closely Connected Persons, no later than 30 days after the close of each calendar quarter.

Initial and Regular Personal Holdings Reports

The pre-clearance and reporting process with respect to personal securities transactions is designed to minimize the potential for conflicts of interest between an employee’s personal investing and investments made by AllianzGI AP Company on behalf of its clients. However, potential conflicts of interest can arise when an AllianzGI AP Company employee owns a security that the firm holds, or is considering buying, on behalf of any AllianzGI AP Company client, even if the employee does not engage at that time in a personal securities transaction. As a result, certain regulators require that a licensed corporation must require its employees to disclose all of their personal holdings upon their becoming employees and regularly at least on an annual basis thereafter.

The code of ethics must also require each supervised person to acknowledge, in writing, receipt of those copies. In addition, Access Persons and Investment Persons are required to provide a complete report of Securities holdings at the time the person becomes an Access Person or an Investment Person and at least once a year thereafter. The information supplied must be current as of a date not more than 45 days prior to the individual becoming an Access Person or an Investment Person (initial report) or prior to the date the report is submitted (annual report). The Code of Ethics Office provides you with notification of, and instructions pertaining to, your initial and annual reporting and certification requirements

Access Persons and Investment Persons

Within 10 days of becoming an Access Person or an Investment Person (either following the commencement of employment with AllianzGI AP Company or due to a change in your category classification), you are required to (1) certify your receipt and understanding of and compliance with the Code; and (2) complete an initial report of personal Securities holdings and accounts and submit the report, along with any relevant documentation as requested by the Compliance Department.

On an annual basis, you are required to (1) re-certify your understanding of and compliance with the Code; (2) provide information regarding your Securities holdings; and (3) certify to a list of your current Reportable Accounts.

Non-Access Persons

Within 10 days of becoming a Non-Access Person (either following the commencement of employment with AllianzGI AP Company or due to a change in your category classification), you are required to certify your receipt and understanding of and compliance with the Code.

On an annual basis, you are required to re-certify your understanding of and compliance with the Code.

3.2.4 Exemptions from this Policy

You may apply for an exemption from a provision of this Policy by making a request in writing to the Compliance Department. The request must fully describe the basis upon which the request is being made. As part of the consideration process, the Head of Compliance (or designee) determines if a Client may be disadvantaged by the request and considers any other relevant factors in deciding whether to grant or deny the request.

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No exemptions may be granted for those sections of this Policy that are mandated by regulation.

3.2.5 Other Conflicts of Interest

As noted earlier, conflicts of interest can also arise in situations not involving personal securities transactions. Some of the situations that have been encountered in the past are set forth below:

3.2.5.1 Providing Investment Advice to Others

In order to avoid conflicts with the interests of our clients, you may not provide investment advice to anyone or manage any person’s portfolio on a discretionary basis, except for AllianzGI AP Company clients or your Closely Connected Persons (as noted elsewhere, transactions by your Closely Connected Persons are covered by this Code). Thus, you should not give advice to anyone, other than members of your immediate family, concerning the purchase or sale of any security, and you should be especially cautious with respect to securities that are being purchased and sold (or are under consideration for purchase and sale) for AllianzGI AP Company client accounts. In particular, you may not provide investment advice or portfolio management services for compensation to any person, other than an AllianzGI AP Company client, under any circumstances, unless that arrangement is disclosed to and approved by AllianzGI AP Company.

3.2.5.2 Favoritism and Gifts

You may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from certain persons because of your association with AllianzGI AP Company. This prohibition applies to anyone who does business or is soliciting business with any AllianzGI AP Company entity, as well as to any organization (such as a broker-dealer or other financial intermediary) engaged in the securities business. In addition, care should be taken to avoid the appearance of a conflict of interest that may have a potential negative impact on AllianzGI AP Company or the recipient when giving a gift or providing entertainment to a third party. The details of this policy are explained more fully in the Gift Policy and Entertainment Policy.

3.2.5.3 Disclosure of Interests of Members of Immediate Family

The potential for a conflict of interest also can arise if one or more of your Closely Connected Persons is employed in the securities industry, or has an economic interest in any organization with which AllianzGI AP Company does business. If one or more of your Closely Connected Persons has such an employment relationship or such an economic interest, please notify the Compliance Department promptly.

3.2.5.4 Disclosure of Information Concerning Securities Recommendations and Transactions

Except as may be appropriate in connection with your job responsibilities, you may not release information to any person not affiliated with AllianzGI AP Company (except to those concerned with the transaction or entitled to the information on behalf of the client) as to the securities holdings of any client, any transactions executed on behalf of any client, or AllianzGI AP Company’s aggregate holdings in, or trading decisions or considerations regarding, any security. In particular, you must take special precautions not to disclose information concerning recommendations, transactions, or programs to buy or sell particular securities that are not yet completed or are under consideration, except (1) as necessary or appropriate in connection with your job responsibilities, (2) when the disclosure results from the publication of a prospectus, proxy statement, or other documents, as may be required under applicable laws and regulations, (3) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, (4) in conjunction with any report to which persons are entitled by reason of provisions of an investment management agreement or other similar document governing the operation of AllianzGI AP Company, (5) as may otherwise be required by law, or (6) after the information is otherwise publicly available.

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3.2.5.5 Prohibition on Serving as a Director / Outside employment

AllianzGI AP Company employees are prohibited from serving on the board of directors of any organization without prior approval of the Compliance. Such approval will be given only where consistent with local laws and regulations and AllianzGI AP Company believes that such board service will be consistent with the interests of AllianzGI AP Company’s clients. If board service is authorized, appropriate procedures will be implemented to ensure that confidential information is not obtained or used by either the employee or AllianzGI AP Company. Upon commencement of employment, and annually, each employee must complete a List of Outside Directorships which is located on AllianzGI AP Intranet).

Outside employment, including with any Allianz group member, also require the prior approval of

Compliance.

3.2.5.6 Insider Trading

All employees are required to comply with the Insider Trading Policy. The Insider Trading Policy prohibits trading, either personally or on behalf of others, on material nonpublic information, or communicating such information to others who trade in violation of law (known as “insider trading” and “tipping”). Although the pre-clearance, reporting, and trade restriction requirements of the Code of Ethics apply only to trading by employees and their members of their immediate families, the insider trading and tipping restrictions reach beyond employees’ immediate families to prohibit AllianzGI AP Company employees from illegally profiting (or avoiding losses), or from funneling illegal profits (or losses avoided), to any other persons. They also prohibit AllianzGI AP Company from insider trading or tipping in client accounts or the Funds. For more information, please refer to the Insider Trading Policy or consult the Compliance Department.

3.2.6 Potential Consequences of Violations;

Responsibilities of Supervisors

AllianzGI AP Company regards violations of this Code as a serious breach of firm rules. Therefore, any employee who violates any element of this Code (including the Gift Policy or Insider Trading Policy referenced herein) may be subject to appropriate disciplinary action. Disciplinary action may include, but is not limited to, one or more of the following: 1) a written reprimand from Compliance Committee that is maintained in your employee file, 2) monetary fines, 3) restrictions placed on your ability to trade in your personal account(s) and 4) termination of employment. Moreover, all employees should be aware that failure to comply with certain elements of this Code may constitute a violation of applicable laws and regulations, and may subject that employee and the firm to a wide range of criminal and/or civil liability and /or disciplinary actions. Violations or potential violations of the Code of Ethics may be reported to regulators or governmental authorities.

In addition, laws in the jurisdictions where an AllianzGI AP Company operates may require AllianzGI AP Company and individual supervisors reasonably to supervise employees with a view toward preventing violations of law and of this Code. As a result, all employees who have supervisory responsibility should endeavor to ensure that the employees they supervise, including temporary employees and contractors, are familiar with and remain in compliance with the requirements of this Code.

3.2.7 Questions Concerning the Code of Ethics

Given the seriousness of the potential consequences of violations of this Code, all employees are urged to seek guidance with respect to issues that may arise. Determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably will arise from time to time that will require interpretation of this Code to particular circumstances. Please do not attempt to resolve such questions yourself. If you are unsure whether a proposed transaction is consistent with this Code, please contact the Compliance Department before initiating the transaction.

Although this Code addresses many possible situations, other special situations inevitably will arise from time to time. If a particular transaction or situation does not give rise to a real or potential conflict of interest, or if appropriate safeguards can be established, the Compliance Department or the Compliance Committee may grant exceptions to provisions of this Code. However, there can be no guarantee that an exception will be granted in any particular case, and no exception will be granted unless it is requested before you enter into a transaction.

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3.2.8 Certifications and Reports to be Executed

After you have read through all of the materials included, please complete the Certifications and Personal Holding Report (all forms can be found on the AllianzGI AP Intranet). Authorization and reported forms pertaining to securities transactions will be retained and will become a permanent part of your individual personal securities transactions file.

3.2A Associated Persons of AllianzGI US LLC

Providing Investment Management Services to U.S. clients without SEC Registration – Participating Affiliate Program

The U.S. Securities and Exchange Commission (the “SEC”) has granted no-action relief permitting foreign affiliates of a U.S. registered adviser (a “U.S. Registered Adviser”) to provide investment advice (i.e. investment management service) through the U.S. Registered Adviser to U.S. persons (“U.S. clients”), without the foreign affiliates themselves being required to register under the Advisers Act.

In Asia Pacific, the following AllianzGI operating entities are operating under this model to allow them to provide investment advice to U.S. clients:-

•	RCM Asia Pacific Limited;

•	Allianz Global Investors Japan Co., Ltd.;

•	Allianz Global Investors Singapore Limited; and

(each a “Participating Affiliate”)

Associated Persons

Each Participating Affiliate is required to have certain personnel associated to Allianz Global Investors U.S. LLC (“AllianzGI US”), a U.S. Registered Adviser (“Associated Persons”). The type of personnel that need to be associated to AllianzGI US is generally speaking those who may have access to pending trades of the U.S. clients’ portfolios, and will generally include the following:-

•	Investment and Trading personnel:

•	Portfolio managers managing the portfolio for a U.S. client and his/her back-up;

•	Research analysts whose research may be taken into account by the portfolio managers identified above when making investment decisions;

•	Other portfolio managers or research analysts who have access to pending trades of U.S. clients’ portfolios;

•	Trading team

•	Investment Operations, Compliance, I.T. and other support functions:

•	Employees with access to pending trades of U.S. clients’ portfolios

In providing investment and related services to U.S. clients, the Associated Persons are performing their functions on behalf of AllianzGI US.

The Head of Compliance, AP is in regular discussion with the Chief Compliance Officer of AllianzGI US (“AllianzGI US CCO”) to align on the scope of the Associated Persons, and a list of the agreed Associated Persons is maintained by the Head of Compliance, AP.

Participating Affiliate Program – Controls and Procedures

As part of the Participating Affiliate program, the following controls and procedures have been put in place:-

•	The Compliance policies and procedures of the Participating Affiliates are periodically reviewed and updated to be at least of the same standard as those of AllianzGI US;

•	Associated Persons are also to be subject to the supervision of the AllianzGI US CCO;

•	The AllianzGI US CCO conducts periodic on-site due diligence visits on the Participating Affiliates;

•	The Participating Affiliates need to allow access by the SEC to their trading and other records to the extent necessary for the SEC to perform its supervisory function, which include the requirements to keep records for not less than five years from the end of the fiscal year during which the last entry was made on such book or record, and making available English translation upon reasonable advance request by the SEC for records not kept in English;

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•	The Participating Affiliate is to submit to the jurisdiction of the U.S. courts for legal actions arising under the U.S. securities laws in connection with investment advisory activities for U.S. clients;

•	To document the agreed arrangements, a collaboration agreement is entered into between each Participating Affiliate and AllianzGI US.

On-going Reporting to AllianzGI US CCO

In order for the AllianzGI US CCO to effectively supervise the Associated Persons, the following measures are put in place:

•	Associated Persons who are Investment Personnel are to complete an employee background questionnaire when he/she becomes an Associated Person and on an annual basis;

•	Associated Persons are to complete an employee conflict of interest disclosure and certification form when he/she becomes an Associated Person and on a semi-annual basis;

The Compliance Department of each Participating Affiliate is to report to the AllianzGI US CCO as soon as possible and on a regular basis breaches by Associated Persons of internal Compliance policies and guidelines.

Effective Date:	March 2009

Policy Title:	Code of Ethics, Incorporating Personal Securities Transactions Policy

Policy Owner:	Compliance

Contact:	Head of Compliance

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